Exhibit 99.2

Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations

In this discussion, we have included statements that may constitute “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not historical facts but instead represent only our beliefs regarding future events, many of which, by their nature, are inherently uncertain and outside our control. These statements may relate to our future plans and objectives, among other things. By identifying these statements for you in this manner, we are alerting you to the possibility that our actual results may differ, possibly materially, from the anticipated results indicated in these forward-looking statements. Important factors that could cause our results to differ, possibly materially, from those indicated in the forward-looking statements include, among others, those discussed above in “Risk Factors” in Part I, Item 1A of this Annual Report and “Cautionary Statements Concerning Forward Looking Statements” in Part I, of this Annual Report.
Overview
General. We are a self-managed and self-administered real estate investment trust formed under the laws of the State of Maryland. We operate primarily in one segment, net-leased real estate assets, and our primary business is the acquisition, ownership and management of portfolios of single-tenanted office, industrial and retail properties, including build-to-suit transactions.
As of December 31, 2011, we had ownership interests in approximately 185 consolidated real estate properties, located in 39 states and encompassing approximately 36.0 million square feet. A majority of these properties are subject to triple net or similar leases, where the tenant bears all or substantially all of the costs and/or cost increases for real estate taxes, utilities, insurance and ordinary repairs.
Our revenues and cash flows are generated predominantly from property rent receipts. As a result, growth in revenues and cash flows is directly correlated to our ability to (1) acquire income producing real estate assets, (2) re-lease properties that are vacant, or may become vacant, at favorable rental rates and (3) earn fee income.
Although there have been signs of recovery in the overall economy, our business continues to be impacted in a number of ways by the uncertainty and volatility in the capital markets, including (1) a need to preserve capital, generate additional liquidity and improve our overall financial flexibility, (2) our ability to find attractive financing, (3) challenges in acquiring suitable property investments and (4) tenant uncertainty with respect to future space needs. Since 2010, we have seen an increase in acquisition opportunities. In 2011 and 2010, we acquired and/or engaged in build-to-suit projects encompassing an aggregate 3.3 million square feet. Since 2010, we have seen a slight strengthening in the availability of capital; however, it is difficult for us to predict when the economy will fully recover.
In an effort to diversify, we invest across the United States in properties leased to tenants in various industries, including finance/insurance, automotive, energy, technology and consumer products. However, industry declines, to the extent we have concentration, and general economic declines could negatively impact our results of operations and cash flows.
In addition to corporate level borrowings, none of which matures in 2012 or 2013 as of the date of filing this Annual Report, we have consolidated property specific non-recourse mortgage debt with an aggregate of $147.9 million and $234.9 million in balloon payments that are to be paid in 2012 and 2013, respectively.

Business Strategy. Our current business strategy is focused on maintaining a strong balance sheet and improving our long-term growth prospectus. See “Business” in Part I, Item 1 of this Annual Report for a detailed description of our current business strategy.
We believe a positive impact is resulting from our business strategy. In 2011, 2010 and 2009, we reduced our overall consolidated indebtedness by $119.3 million, $300.3 million and $305.6 million, respectively, primarily (1) by repurchasing our 5.45% Exchangeable Guaranteed Notes and (2) through the sale, transfer or other disposition of properties to third parties and lenders. We expect our business strategy will enable us to continue to improve our liquidity and strengthen our overall balance sheet. We believe liquidity and a strong balance sheet will allow us to take advantage of attractive investment opportunities as they arise, which will create meaningful shareholder value.

Investment Trends. Making investments in income producing single-tenant real estate assets is one of our primary focuses. The challenge we face is finding investments that will provide an attractive return without compromising our real estate underwriting criteria. We believe we have access to acquisition opportunities due to our relationships with developers, brokers, corporate users and sellers. When we acquire real estate assets, we look for general purpose office and industrial real estate assets subject to a long-term net lease which have one or more of the following characteristics (1) a credit-worthy tenant, (2) adaptability to a variety of users, including multi-tenant use and (3) an attractive geographic location.

During 2009 and 2008, acquisition activity decreased as we focused on retiring senior debt and preferred securities. In response to the compression in capitalization rates, we refocused our efforts into (1) repurchasing our senior debt at what we believe were attractive and secure yields to maturity and (2) disposing of real estate assets in compliance with regulatory and contractual requirements. Beginning in the fourth quarter of 2009, we began to see an increase in our acquisition activity as evidenced by the acquisition of an office property in Greenville, South Carolina.

Our acquisition volume for 2011 and 2010 consisted primarily of build-to-suit transactions whereby we (1) engage in build-to-suit transactions, or (2) provide capital to developers who are engaged in, build-to-suit transactions and/or (3) commit to purchase the property from developers upon completion. We believe these arrangements offer developers and/or tenants access to capital while simultaneously providing us with attractive risk-adjusted projected yields. We generally mitigate our cost exposure by requiring purchase agreements, development agreements and/or loan agreements to specify a maximum price and/or loan commitment amount prior to execution of the agreement. Cost overruns are generally the responsibility of the developer, or in some cases the prospective tenant. We believe we perform stringent underwriting procedures to ensure that our investments are not subject to compromise such as, among other items, (1) requiring payment and performance bonds and/or completion guarantees from developers and/or contractors; (2) engaging third-party construction managers and/or engineers to monitor construction progress and quality; (3) only hiring developers with a proven history of performance; (4) requiring developers to provide financial statements and in some cases personal guarantees from principals; (5) acquiring detailed plans and constructions budgets; (6) requiring a long-term tenant lease to be executed prior to funding; and (7) leveling liens on the property to the extent of construction funding.

The following is a summary of our 2011 and 2010 build-to-suit transactions and property acquisitions:
Build-to-Suit Transactions

Location	Property Type	Square Feet (000's)	Capitalized Cost/Maximum Commitment (millions)	Date Acquired/Estimated Completion Date
Byhalia, MS	Industrial	514	$27.5	2Q 2011
Shelby, NC	Industrial	674	23.5	2Q 2011
Huntington, WV	Office	70	12.6	1Q 2012
Florence, SC	Office	32	5.1	1Q 2012
Saint Joseph, MO	Office	99	18.0	2Q 2012
Jessup, PA	Office	150	20.8	2Q 2012
Shreveport, LA	Industrial	257	13.1	2Q 2012
Long Island City, NY(1)	Industrial	143	46.7	1Q 2013
		1,939	$167.3
Property Acquisitions

Location	Property Type	Square Feet (000's)	Capitalized Cost (millions)	Date Acquired
Columbus, OH	Office	105	$16.7	4Q 2010
Aurora, IL(2)	Office	210	15.3	4Q 2011
Allen, TX(3)	Office	293	36.3	2Q 2011
Rock Hill, SC	Office	80	7.4	2Q 2011
Columbus, OH	Office	42	6.1	3Q 2011
Wilsonville, OR(4)	Office	123	5.6	3Q 2011
Chillicothe, OH	Industrial	475	12.1	4Q 2011
		1,328	$99.5
(1) Joint venture investment: capitalized cost/maximum contribution represents our share.
(2) Joint venture investment.
(3) Acquired from NLS.
(4) Deed-in-lieu of foreclosure.

We, through lender subsidiaries, invest in debt investments secured by real estate assets, which (1) we feel comfortable owning for our investment should the borrower default for reasons other than an underlying tenant default or (2) are necessary for an efficient deposition of our equity interest in the property. During the first quarter of 2011, through a lender subsidiary, we loaned $3.0 million to the buyer in connection with the sale of a vacant industrial property for $3.7 million. The loan is secured by the property, bears interest at 7.8% and matures in January 2013. In 2011, we, through a lender subsidiary, made a $10.0 million mezzanine loan secured by a 100% pledge of all equity interests in the entities which own two, to-be-constructed distribution facilities. The loan was scheduled to mature in June 2013 and had an interest rate of 15.0% for the first year and 18.5% for the second year. The loan was fully satisfied in November 2011 for a payment of $11.5 million which included accrued interest and yield maintenance.
During 2011 and 2010, through a lender subsidiary, we made a 15% mortgage loan on an office building in Schaumburg, Illinois, which matured in January 2012 but could have been extended one additional year by the borrower for a 50 basis point fee. The mortgage loan had an outstanding balance of $21.5 million at December 31, 2011. The property is leased through December 31, 2022 for an average annual rent of $4.0 million. Our lender subsidiary may be obligated to fund an additional $12.2 million for tenant improvement costs. The borrower is currently in default. We believe the office building has an estimated fair value in excess of our investment and we have initiated foreclosure proceedings.
One of our lender subsidiaries also made a $17.0 million loan secured by a combination of limited partner interests in entities that owned, and second mortgage liens or mortgage liens against, five medical facilities. This loan was guaranteed by a parent entity and principal and initially matured in December 2011 and required payments of interest only at a rate of 14% through February 2011 and 16% thereafter. The borrower prepaid an aggregate $7.5 million in December 2010 and February 2011 in connection with the sale of certain collateral, and repaid the remaining $9.5 million in December 2011.
Despite the current economic uncertainty, we have seen an increase in our acquisition pipeline, mostly consisting of build-to-suit transactions. We have several commitments and letters of intent for future acquisitions as of the first quarter of 2012, and we anticipate continued acquisition activity for 2012. However, we can provide no assurances that any of these transactions will be consummated.
Leasing Trends. Re-leasing properties that are currently vacant or as leases expire at favorable effective rates is one of our primary asset management focuses. The primary risks associated with re-tenanting properties are (1) the period of time required to find a new tenant, (2) whether rental rates will be lower than previously received, (3) the significance of leasing costs such as commissions and tenant improvement allowances and (4) the payment of capital expenditures and operating costs such as real estate taxes, insurance and maintenance with no offsetting revenue.
Our property owner subsidiaries try to mitigate these risks by (1) staying in close contact with our tenants during the lease term in order to assess their current and future occupancy needs, (2) maintaining relationships with local brokers to determine the depth of the rental market and (3) retaining local expertise to assist in the re-tenanting of a property. However, no assurance can be given that once a property becomes vacant it will subsequently be re-let. Generally, a tenant in a single-tenant office property commences lease extension discussions well in advance of lease expiration. If the lease has a year or less remaining until expiration, there is a high likelihood that the tenant will not extend the lease.
If a property cannot be re-let to a single user and the property can be adapted to multi-tenant use, our property owner subsidiary determines whether the costs of adapting the property to multi-tenant use outweigh the benefit of funding operating costs while searching for a single-tenant.
Certain of the long-term leases on properties in which we have an ownership interest contain provisions that may mitigate the adverse impact of inflation on our operating results. Such provisions include clauses entitling our property owner subsidiaries to receive (1) scheduled fixed base rent increases and (2) base rent increases based upon the consumer price index. In addition, a majority of the leases on the single-tenant properties in which we have an ownership interest require tenants to pay operating expenses, including maintenance, real estate taxes, insurance and utilities, thereby reducing the exposure to increases in costs and operating expenses. In addition, the leases on single-tenant properties in which we have an ownership interest are generally structured in a way that minimizes responsibility for capital improvements.
Since 2008, tenants have been more aggressive in lease and lease renewal negotiations with respect to rental rate, tenant improvement allowances and landlord responsibilities. As a result, the obligations of our property owner subsidiaries on new leases and newly renewed or extended leases have generally increased.
We continue to monitor the credit of tenants of properties in which we have an interest. Under current bankruptcy law, a tenant can generally assume or reject a lease within a certain number of days of filing its bankruptcy petition. If a tenant rejects the lease, a landlord's damages are generally limited to the greater of (1) one year's rent and (2) the rent for 15%, of the remaining term of the lease not to exceed three years rent.

During 2009, due to economic conditions, three of our property owner subsidiaries each conveyed a property to its lender and/or to a bankruptcy estate as a result of the single-tenant vacating its property and there being no viable leasing prospects. Although there were no such conveyances during 2011 and 2010, one of our property owner subsidiaries conveyed a vacant property in Tulsa, Oklahoma to its lender in January 2012. Our property owner subsidiaries may convey properties to lenders or the property owner subsidiary may declare bankruptcy in the future if a property owner subsidiary is unable to refinance, re-let or sell its vacated property or if a tenant renews at a lower rent or a new tenant pays a lower rent.

Impairment charges. During 2011, 2010 and 2009, we incurred impairment charges on our assets, of $117.4 million, $56.9 million and $175.9 million, respectively, due primarily to a deterioration in economic conditions since the acquisition of such assets. Impairments on real estate assets in discontinued operations were $76.1 million, $50.1 million and $99.6 million in 2011, 2010 and 2009, respectively, as the assets were ultimately sold or foreclosed upon below their carrying value. The assets that were sold were generally non-core or non-performing assets. We used the net proceeds from these sales to primarily deleverage our balance sheet. In addition, we incurred $41.3 million and $3.0 million of impairment charges on real estate assets classified in continuing operations in 2011 and 2010, respectively. These real estate assets were primarily non-core assets including retail properties, under performing and multi-tenant properties acquired.
In 2011, we recognized a $1.6 million other-than-temporary impairment charge on a non-consolidated investment acquired in the Newkirk Merger due to a change in our estimate of net proceeds upon liquidation of the joint venture. We recognized other-than-temporary impairments on two of our investments in non-consolidated entities in 2009 of $74.7 million, consisting of Lex-Win Concord and another joint venture. Concord experienced declines in the fair value of its loan securities consistent with liquidity concerns impacting the commercial bond and real estate markets and the overall economy beginning in 2008. Concord recorded significant other-than-temporary impairment charges during 2009 and 2008. As a result of these charges and other factors, we recorded other-than-temporary impairments of $68.2 million on our investment in Lex-Win Concord during 2009, reducing the carrying value of our investment to zero. In addition, during 2009, we recorded an impairment charge of $6.5 million on our investment in an unconsolidated joint venture acquired in the Newkirk Merger due to the expiration of the net-lease on the hotel asset owned by the joint venture. We subsequently sold our interest in this joint venture for a nominal amount to another partner in the joint venture.
We incurred loan losses on our loans receivable during 2010 and 2009. During 2010, we recorded a $3.8 million loan loss on a loan receivable as the tenant supporting the collateral declared bankruptcy and announced liquidation proceedings. During the first quarter of 2009, we agreed to the discounted payoffs of two loans receivable with an aggregate carrying value of $5.0 million. During 2009, we wrote the loans receivable down to the aggregate agreed upon discounted payoff amount of $3.9 million, which approximated fair value, and recognized a loan loss reserve of $1.1 million. In addition, investments in debt securities were sold for $9.5 million during 2009 and we realized a loss of $0.5 million. The proceeds from these transactions were used to reduce corporate level debt.
Given the continued uncertainty in general economic conditions, we cannot estimate if we will incur, or the amount of, future impairment charges on our assets. See Part I, Item 1A - “Risk Factors” of this Annual Report.

Critical Accounting Policies. Our accompanying consolidated financial statements have been prepared in conformity with GAAP, which require our management to make estimates that affect the amounts of revenues, expenses, assets and liabilities reported. A summary of our significant accounting policies which are important to the portrayal of our financial condition and results of operations is set forth in note 2 to the Consolidated Financial Statements beginning on page 65 of this Annual Report and incorporated herein.
The following is a summary of our critical accounting policies, which require some of management's most difficult, subjective and complex judgments.

Basis of Presentation and Consolidation. Our consolidated financial statements are prepared on the accrual basis of accounting. The financial statements reflect our accounts and the accounts of our consolidated subsidiaries. We consolidate our wholly-owned subsidiaries, partnerships and joint ventures which we control through (1) voting rights or similar rights or (2) by means other than voting rights if we are the primary beneficiary of a variable interest entity, which we refer to as a VIE. Entities which we do not control and entities which are VIEs in which we are not the primary beneficiary are generally accounted for by the equity method. Significant judgments and assumptions are made by us to determine whether an entity is a VIE such as those regarding an entity's equity at risk, the entity's equity holders' obligations to absorb anticipated losses and other factors. In addition, the determination of the primary beneficiary of a VIE requires judgment to determine the party that has (1) power over the significant activities of the VIE and (2) an obligation to absorb losses or the right to receive benefits that could be potentially significant to the VIE.

Judgments and Estimates. Our management has made a number of estimates and assumptions relating to the reporting of assets and liabilities, the disclosure of contingent assets and liabilities and the reported amounts of revenues and expenses to prepare these consolidated financial statements in conformity with GAAP. These estimates and assumptions are based on our management's best estimates and judgment. Our management evaluates its estimates and assumptions on an ongoing basis using historical experience and other factors, including the current economic environment. The current economic environment has increased the degree of uncertainty inherent in these estimates and assumptions. Our management adjusts such estimates when facts and circumstances dictate. The most significant estimates made include the recoverability of accounts receivable, allocation of property purchase price to tangible and intangible assets acquired and liabilities assumed, the determination of VIEs and entities that should be consolidated, the determination of impairment of long-lived assets, loans receivable and equity method investments, valuation and impairment of assets held by equity method investees, valuation of derivative financial instruments and the useful lives of long-lived assets.

Purchase Accounting and Acquisition of Real Estate. The fair value of the real estate acquired, which includes the impact of fair value adjustments for assumed mortgage debt related to property acquisitions, is allocated to the acquired tangible assets, consisting of land, building and improvements and identified intangible assets and liabilities, consisting of the value of above-market and below-market leases, other value of in-place leases and value of tenant relationships, based in each case on their fair values.

The fair value of the tangible assets of an acquired property (which includes land, building and improvements and fixtures and equipment) is determined by valuing the property as if it were vacant, and the “as-if-vacant” value is then allocated to land and building and improvements based on our management's determination of relative fair values of these assets. Factors considered by our management in performing these analyses include an estimate of carrying costs during the expected lease-up periods considering current market conditions and costs to execute similar leases. In estimating carrying costs, our management includes real estate taxes, insurance and other operating expenses and estimates of lost rental revenue during the expected lease-up periods based on current market demand. Our management also estimates costs to execute similar leases including leasing commissions.

In allocating the fair value of the identified intangible assets and liabilities of an acquired property, above-market and below-market lease values are recorded based on the difference between the current in-place lease rent and management's estimate of current market rents. Below-market lease intangibles are recorded as part of deferred revenue and amortized into rental revenue over the non-cancelable periods and bargain renewal periods of the respective leases. Above-market leases are recorded as part of intangible assets and amortized as a direct charge against rental revenue over the non-cancelable portion of the respective leases.

The aggregate value of other acquired intangible assets, consisting of in-place leases and tenant relationship values, is measured by the excess of (1) the purchase price paid for a property over (2) the estimated fair value of the property as if vacant, determined as set forth above. This aggregate value is allocated between in-place lease values and tenant relationship values based on management's evaluation of the specific characteristics of each tenant's lease. The value of in-place leases are amortized to expense over the remaining non-cancelable periods and any bargain renewal periods of the respective leases. The value of tenant relationships is amortized to expense over the applicable lease term plus expected renewal periods.

Acquisition, Development and Construction Arrangements. We evaluate loans receivable where we participate in residual profits through loan provisions or other contracts to ascertain whether we have the same risks and rewards as an owner or joint venture partner. This evaluation takes significant judgment. Where we conclude that such arrangements are more appropriately treated as an investment in real estate, we record such loans receivable as an equity investment in real estate under construction.

Revenue Recognition. We recognize lease revenue on a straight-line basis over the term of the lease unless another systematic and rational basis is more representative of the time pattern in which the use benefit is derived from the leased property. Renewal options in leases with rental terms that are lower than those in the primary term are excluded from the calculation of straight line rent if the renewals are not reasonably assured. In those instances in which we fund tenant improvements and the improvements are deemed to be owned by us, revenue recognition will commence when the improvements are substantially completed and possession or control of the space is turned over to the tenant. When we determine that the tenant allowances are lease incentives, we commence revenue recognition when possession or control of the space is turned over to the tenant for tenant work to begin. The lease incentive is recorded as a deferred expense and amortized as a reduction of revenue on a straight-line basis over the respective lease term. Determining if a tenant allowance is a lease incentive requires significant judgment. We recognize lease termination payments as a component of rental revenue in the period received, provided that there are no further obligations under the lease; otherwise the lease termination payment is amortized on a straight-line basis over the remaining obligation period. All above-market lease assets, below-market lease liabilities and deferred rent assets or liabilities for terminated leases are charged against or credited to rental revenue in the period the lease is terminated. All other capitalized lease costs and lease intangibles are accelerated via amortization expense to the date of termination.

Gains on sales of real estate are recognized based on the specific timing of the sale as measured against various criteria related to the terms of the transactions and any continuing involvement associated with the properties. If the sales criteria are not met, the gain is deferred and the finance, installment or cost recovery method, as appropriate, is applied until the sales criteria are met. To the extent we sell a property and retain a partial ownership interest in the property, we recognize gain to the extent of the third-party ownership interest.

Accounts Receivable. We continuously monitor collections from our tenants and would make a provision for estimated losses based upon historical experience and any specific tenant collection issues that we have identified.

Impairment of Real Estate. We evaluate the carrying value of all tangible and intangible real estate assets for possible impairment when an event or change in circumstance has occurred that indicates its carrying value may not be recoverable. The evaluation includes estimating and reviewing anticipated future undiscounted cash flows to be derived from the asset. If such cash flows are less than the asset's carrying value, an impairment charge is recognized to the extent by which the asset's carrying value exceeds the estimated fair value. Estimating future cash flows is highly subjective and such estimates could differ materially from actual results.

Impairment of Equity Method Investments. We assess whether there are indicators that the value of our equity method investments may be impaired. An investment's value is impaired if we determine that a decline in the value of the investment below its carrying value is other-than-temporary. The assessment of impairment is highly subjective and involves the application of significant assumptions and judgments about our intent and ability to recover our investment given the nature and operations of the underlying investment, including the level of our involvement therein, among other factors. To the extent impairment has occurred, the loss is measured as the excess of the carrying amount of the investment over the estimated value of the investment.

Loans Receivable. We evaluate the collectability of both interest and principal of each of our loans, if circumstances warrant, to determine whether the loan is impaired. A loan is considered to be impaired, when based on current information and events, it is probable that we will be unable to collect all amounts due according to the existing contractual terms. Significant judgments are required in determining whether impairment has occurred. When a loan is considered to be impaired, the amount of the loss accrual is calculated by comparing the recorded investment to the value determined by discounting the expected future cash flows at the loan's effective interest rate, the loan's observable current market price or the fair value of the underlying collateral. Interest on impaired loans is recognized on a cash basis.

Fair Value Measurements. We follow the guidance in FASB Accounting Standards Codification, which we refer to as ASC, Topic 820, Fair Value Measurements and Disclosures, which we refer to as Topic 820, to determine the fair value of financial and non-financial investments. Topic 820 defines fair value, establishes a framework for measuring fair value in GAAP and expands disclosures about fair value measurements. Topic 820 establishes a fair value hierarchy that prioritizes observable and unobservable inputs used to measure fair value into three levels: Level 1 - quoted prices (unadjusted) in active markets that are accessible at the measurement date for assets or liabilities; Level 2 - observable prices that are based on inputs not quoted in active markets, but corroborated by market data; and Level 3 - unobservable inputs that are used when little or no market data is available. The fair value hierarchy gives the highest priority to Level 1 inputs and the lowest priority to Level 3 inputs. In determining fair value, we utilize valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs to the extent possible as well as consider counterparty credit risk, where applicable, in our assessment of fair value.

The accounting for these critical accounting policies and implementation of accounting guidance issued in the future involves the making of estimates based on current facts, circumstances and assumptions which could change in a manner that would materially affect management's future estimates with respect to such matters. Accordingly, future reported financial conditions and results could differ materially from financial conditions and results reported based on management's current estimates.

Liquidity

General. Since becoming a public company, our principal sources of liquidity have been (1) undistributed cash flows generated from our investments, (2) the public and private equity and debt markets, including issuances of OP units, (3) property specific debt, (4) corporate level borrowings, (5) commitments from co-investment partners and (6) proceeds from the sales of our investments.

Our ability to incur additional debt to fund acquisitions is dependent upon our existing leverage, the value of the assets we are attempting to leverage and general economic and credit market conditions, which may be outside of management's control or influence.

During the six months ended June 30, 2012, we disposed of our interests in six properties that were not classified as held for sale at December 31, 2011. The results of operations from these properties have been reclassified as income from discontinued operations. The reclassification had no material impact on our liquidity and cash flow.

Cash Flows. We believe that cash flows from operations will continue to provide adequate capital to fund our operating and administrative expenses, regular debt service obligations and all dividend payments in accordance with REIT requirements in both the short-term and long-term. In addition, we anticipate that cash on hand, borrowings under our secured term loan and secured revolving credit facility, and our other principal sources of liquidity, will be available to provide the necessary capital required to fund our operations and allow us to grow.
Cash flows from operations as reported in the Consolidated Statements of Cash Flows totaled $180.1 million for 2011, $164.8 million for 2010 and $159.3 million for 2009. The underlying drivers that impact working capital and therefore cash flows from operations are the timing of (1) the collection of rents and tenant reimbursements, loan interest payments from borrowers, and advisory fees, and (2) the payment of interest on mortgage debt and operating and general and administrative costs. We believe the net-lease structure of the leases encumbering a majority of the properties in which we have an interest enhances cash flows from operations since the payment and timing of operating costs related to the properties are generally borne directly by the tenant. Collection and timing of tenant rents is closely monitored by management as part of our cash management program.
Net cash provided by (used in) investing activities totaled $(24.8) million in 2011, $(24.8) million in 2010 and $112.0 million in 2009. Cash provided by investing activities related primarily to proceeds from the sale of properties, collection of loans receivable, distributions from non-consolidated entities in excess of accumulated earnings, proceeds from the sale of marketable debt securities and changes in escrow deposits and restricted cash. Cash used in investing activities related primarily to investments in real estate properties, co-investment programs, loans receivable, an increase in deferred leasing costs, deposits and restricted cash. Therefore, the fluctuation in investing activities relates primarily to the timing of investments and dispositions.
Net cash used in financing activities totaled $144.3 million in 2011, $141.2 million in 2010 and $285.2 million in 2009. Cash provided by financing activities was primarily attributable to proceeds from the issuance of common shares, net, exercise of employee common share options, contributions from noncontrolling interests, non-recourse mortgages and corporate borrowings, offset by dividend and distribution payments, net, repurchases of equity interests, forward equity commitment payments, net, an increase in deferred financing costs and debt payments and repurchases.

Public and Private Equity and Debt Markets. We access the public and private equity and debt markets when we (1) believe conditions are favorable and (2) have a compelling use of proceeds. During 2011 and 2010, we issued approximately 10.0 million and 22.4 million common shares, respectively, raising net proceeds of approximately $90.5 million and $157.8 million, respectively, in public common share offerings. During 2011, 2010 and 2009, we issued approximately 1.1 million, 1.3 million and 4.3 million common shares under our direct share purchase plan raising net proceeds of approximately $8.4 million, $8.6 million and $20.9 million, respectively. We primarily used these proceeds to retire indebtedness.
During 2007, we issued an aggregate $450.0 million of 5.45% Exchangeable Guaranteed Notes due in 2027. Since 2008, we repurchased and retired $387.9 million original principal amount of the notes for $296.0 million in cash and 1.6 million common shares having a value at issuance of $23.5 million (or $14.50 per share). The remaining notes were repurchased by us and retired in January 2012 pursuant to a holder repurchase option.
During 2010, we issued $115.0 million aggregate principal amount of 6.00% Convertible Guaranteed Notes. The notes pay interest semi-annually in arrears and mature in January 2030. The holders of the notes may require us to repurchase their notes in January 2017, January 2020 and January 2025 for cash equal to 100% of the notes to be repurchased, plus any accrued and unpaid interest. We may not redeem any notes prior to January 2017, except to preserve our REIT status. Thereafter, we may redeem the notes for cash equal to 100% of the principal of the notes to be redeemed, plus any accrued and unpaid interest. As of the date of filing this Annual Report, the notes have a conversion rate of 142.6917 common shares per $1,000 principal amount of the notes, representing a conversion price of approximately $7.01 per common share. The conversion rate is subject to adjustment under certain circumstances. The notes are convertible by the holders under certain circumstances for cash, common shares or a combination of cash and common shares at our election.
During 2011, we repurchased and retired approximately 0.4 million Series B Preferred Shares and approximately 0.1 million Series C Preferred Shares at a discount to the respective liquidation preferences. During 2009, we converted approximately 0.5 million shares of our Series C Preferred Shares by issuing 3.0 million common shares. During 2008, we entered into a forward equity commitment to purchase 3.5 million of our common shares at a price of $5.60 per share. We prepaid $15.6 million of the $19.6 million purchase price during 2008 and 2009, agreed to make floating payments during the term of the forward purchase at LIBOR plus 250 basis points per annum and we retained all cash dividend payments. We settled the commitment in October 2011 for a cash payment of approximately $4.0 million and retired approximately 4.0 million common shares.

We may access these markets in the future to implement our business strategy including capital to fund future growth. However, the continued general economic uncertainty and the volatility in these markets makes accessing these market challenging.

UPREIT Structure. Our UPREIT structure permits us to effect acquisitions by issuing OP units to a property owner as a form of consideration in exchange for the property. Substantially all outstanding OP units are redeemable by the holder at certain times on a one OP unit for approximately 1.13 common shares or, at our election, with respect to certain OP units, cash. Substantially all outstanding OP units require us to pay quarterly distributions to the holders of such OP units equal to the dividends paid to our common shareholders on an as redeemed basis and the remaining OP units have stated distributions in accordance with their respective partnership agreement. To the extent that our dividend per share is less than a stated distribution per unit per the applicable partnership agreement, the stated distributions per unit are reduced by the percentage reduction in our dividend. We are party to a funding agreements with our operating partnerships under which we may be required to fund distributions made on account of OP units. No OP units have a liquidation preference. The number of common shares that will be outstanding in the future should be expected to increase, and income (loss) attributable to noncontrolling interests should be expected to decrease (increase), as such OP units are redeemed for our common shares.

As of December 31, 2011, there was a total of approximately 4.0 million OP units outstanding other than OP units held by us. Of this total, approximately 1.5 million are held by related parties.

As a result of the general deterioration in real estate values since 2008, few sellers of real estate are seeking OP units as a form of consideration.

Property Specific Debt. As of December 31, 2011, our property owner subsidiaries have related balloon payments of $147.9 million and $234.9 million to be paid during 2012 and 2013, respectively. With respect to mortgages encumbering properties where the expected lease rental revenues are sufficient to provide an estimated property value in excess of the mortgage balance, we believe our property owner subsidiaries have sufficient sources of liquidity to meet these obligations through future cash flow from operations, the credit markets and, if determined appropriate by us, a capital contribution from us from either cash on hand ($63.7 million at December 31, 2011), borrowing capacity on our new secured term loan (currently $107.0 million) and our new secured revolving credit facility (currently $205.8 million).

In the event that the estimated property value is less than the mortgage balance, the mortgages encumbering the properties in which we have an interest are generally non-recourse to us and the property owner subsidiaries, such that a property owner subsidiary may, if appropriate, satisfy a mortgage obligation by transferring title of the property to the lender or permitting a lender to foreclose.

We expect to continue to use property specific, non-recourse mortgages as we believe that by properly matching a debt obligation, including the balloon maturity risk, with the terms of a lease, our cash-on-cash returns increase and the exposure to residual valuation risk is reduced. However, the current economic environment has impacted the ability of our property owner subsidiaries to obtain property specific debt on favorable terms. In 2008, property specific mortgage lending nearly ceased. Since then, the number of lenders and available loan proceeds have diminished significantly. In addition, the required loan to value ratios have decreased and the covenants, including required reserve amounts, have increased.

In 2011, a property owner subsidiary, obtained a five-year, $15.0 million, 4.71% interest-only, non-recourse mortgage loan on an industrial property in Byhalia, Mississippi. During 2010, (1) one of our property owner subsidiaries obtained an $11.3 million, 3.56% fully amortizing, approximate nine-year, non-recourse mortgage loan on its North Berwick, Maine property and (2) another one of our property owner subsidiaries obtained a $9.0 million, 5.5% interest only, non-recourse mortgage loan on its Greenville South Carolina property, which matures in January 2015. In addition, one of our property owner subsidiaries obtained a $37.0 million non-recourse mortgage loan on its Salt Lake City, Utah property. The property was subsequently sold, and the loan was assumed by the buyer.

In August 2009, one of our property owner subsidiaries refinanced a $13.2 million, 8.19% non-recourse mortgage loan on a property in Fishers, Indiana which was scheduled to mature in April 2010, with an $11.5 million, 6.375% non-recourse mortgage loan which matures in August 2014.

During 2011, a property owner subsidiary, suspended debt service payments on a vacant office property in Tulsa, Oklahoma. The property was conveyed to the lender in January 2012.

During 2009, one of our property owner subsidiaries suspended debt service payments on the mortgage encumbering its property leased to Circuit City Stores, Inc. in Richmond, Virginia following the lease being rejected in the tenant's bankruptcy and subsequent vacancy. The non-recourse loan had a balance of $15.5 million at that time. The property was conveyed to the lender in a foreclosure sale during the third quarter of 2009.

During 2009, one of our property owner subsidiaries suspended debt service payments on a vacant property in Plymouth, Michigan which had an outstanding mortgage balance of $4.3 million. The property was conveyed through a foreclosure sale to the lender in December 2009. In addition, one of our property owner subsidiaries did not make an $18.2 million balloon payment on a property in Houston, Texas which was due in October 2009. The property owner subsidiary declared bankruptcy in December 2009 and the property and related debt were assumed by the bankruptcy estate. There are significant risks associated with conveying properties to lenders through foreclosure which are described in "Risk Factors" in Part I, Item 1A of this Annual Report.

Corporate Borrowings. In January 2012, we procured a $215.0 million secured term loan from Wells Fargo Bank, National Association, as agent. The secured term loan matures in January 2019. The secured term loan requires regular payments of interest only at an interest rate dependent on our leverage ratio, as defined, as follows: 2.00% plus LIBOR if our leverage ratio is less than 45%, 2.25% plus LIBOR if our leverage ratio is between 45% and 50%, 2.45% plus LIBOR if our leverage ratio is between 50% and 55%, and 2.85% plus LIBOR if our leverage ratio exceeds 55%. Upon the date when we obtain an investment grade debt rating from at least two of Standard & Poor's, Moody's and Fitch, the interest rate under the secured term loan will be dependent on our debt rating. We may not prepay any outstanding borrowings under the secured term loan facility through January 12, 2013, but may prepay outstanding borrowings anytime thereafter, however at a premium for the next three years. Effective February 1, 2012, we entered into an interest-rate swap agreement to fix LIBOR at 1.512% on $108.0 million of borrowings under the secured term loan for seven years. As of the date of filing of this Annual Report, $108.0 million was outstanding and we were in compliance with the financial covenants contained in the secured term loan agreement.

In addition, in January 2012, we refinanced our secured $300.0 million revolving credit facility procured in January 2011 with KeyBank, as agent, with a $300.0 million secured revolving credit facility. The new secured revolving facility bears interest at 1.625% plus LIBOR if our leverage ratio, as defined, is less than 45%, 1.875% plus LIBOR if our leverage ratio is between 45% and 50%, 2.125% plus LIBOR if our leverage ratio is between 50% and 55% and 2.375% plus LIBOR if the leverage ratio exceeds 55%. The new secured revolving credit facility matures in January 2015, but can be extended to January 2016 at our option. With the consent of the lenders, we can increase the size of the secured revolving credit facility by $225.0 million, for a total facility size of $525.0 million by adding properties to the borrowing base and admitting additional lenders. The new revolving credit facility and new term loan are secured by ownership interest pledges and guarantees by certain of our subsidiaries that own interests in a borrowing base of properties. As of the date of filing of this Annual Report, $28.0 million was outstanding on the new secured revolving credit facility and we were in compliance with the financial covenants contained in the secured revolving credit facility agreement.

In March 2008, we obtained $25.0 million and $45.0 million original principal amount secured term loans from KeyBank. The loans were scheduled to mature in 2013 and required payments of interest only at LIBOR plus 60 basis points; however, we entered into an interest rate swap agreement which fixed the interest rate at 5.52%. As of December 31, 2011, $25.0 million and $35.6 million were respectively outstanding on this secured term loan and we were in compliance with the financial covenants contained in each loan document. The loans and interest rate swap were fully satisfied in January 2012 with proceeds from the new secured term loan and the new secured revolving credit facility discussed above.

During 2007, we issued $200.0 million in Trust Preferred Securities, which bear interest at a fixed rate of 6.804% through April 2017 and thereafter at a variable rate of three month LIBOR plus 170 basis points through maturity. These securities are (1) classified as debt, (2) due in 2037 and (3) redeemable by us commencing April 2012. As of December 31, 2011 and 2010, there are $129.1 million outstanding.

While property specific mortgages have become harder to obtain, corporate level borrowings have generally been available and we expect this to continue to be the case in the near future.

Co-investment Programs. We believe that entering into co-investment programs and joint ventures with institutional investors and other real estate companies is a good way to access private capital while mitigating our risk in certain assets and increasing our return on equity to the extent we earn management or other fees. However, investments in co-investment programs and joint ventures limit our ability to make investment decisions unilaterally relating to the assets and limit our ability to deploy capital. If we continue to grow, we expect to enter into co-investment programs and joint ventures primarily with respect to assets that we ordinarily would not have invested in.

Capital Recycling. Part of our strategy to effectively manage our balance sheet involves pursuing and executing well on property dispositions and recycling of capital. During 2011, we monetized 17 properties for a gross price of $160.1 million. These proceeds were used to retire indebtedness encumbering properties in which we have an interest and make investments.

Liquidity Needs. Our principal liquidity needs are the contractual obligations set forth under the heading “Contractual Obligations,” below, and the payment of dividends to our shareholders and distributions to the holders of OP units.

As of December 31, 2011, we and our property owner subsidiaries, in the aggregate, had approximately $1.7 billion of indebtedness, consisting of mortgages and notes payable outstanding, 6.00% Convertible Guaranteed Notes, 5.45% Exchangeable Guaranteed Notes (repurchased subsequent to year end pursuant to a holder option) and Trust Preferred Securities, with a weighted-average interest rate of approximately 5.8%. The ability of a property owner subsidiary to make debt service payments depends upon the rental revenues of its property and its ability to refinance the mortgage related thereto, sell the related property, or access capital from us or other sources. A property owner subsidiary's ability to accomplish such goals will be affected by numerous economic factors affecting the real estate industry, including the availability and cost of mortgage debt at the time, its equity in the mortgaged property, the financial condition and the operating history of the mortgaged property, the then current tax laws and the general national, regional and local economic conditions.

If we are unable to satisfy our contractual obligations and other operating costs with our cash flow from operations, we intend to use borrowings under our new secured term loan and secured revolving credit facility and proceeds from issuances of equity or debt securities. If a property owner subsidiary is unable to satisfy its contractual obligations and other operating costs, it may default on its obligations and lose its assets in foreclosure or through bankruptcy proceedings.

We elected to be taxed as a REIT under Sections 856 through 860 of the Code, commencing with our taxable year ended December 31, 1993. If we qualify for taxation as a REIT, we generally will not be subject to federal corporate income taxes on our net taxable income that is currently distributed to shareholders.

In connection with our intention to continue to qualify as a REIT for federal income tax purposes, we expect to continue paying regular dividends to our shareholders. These dividends are expected to be paid from operating cash flows and/or from other sources. Since cash used to pay dividends reduces amounts available for capital investments, we generally intend to maintain a conservative dividend payout ratio or we may issue common shares in lieu of cash dividends if permitted under the Code, reserving such amounts as we consider necessary for the maintenance or expansion of properties in our portfolio, debt reduction, the acquisition of interests in new properties as suitable opportunities arise, and such other factors as our Board of Trustees considers appropriate.

We paid approximately $94.9 million in cash dividends to our common and preferred shareholders in 2011. Although our property owner subsidiaries receive the majority of our base rental payments on a monthly basis, we intend to continue paying dividends quarterly. Amounts accumulated in advance of each quarterly distribution are invested by us in short-term money market or other suitable instruments.

Capital Resources

General. Due to the net-lease structure, our property owner subsidiaries historically have not incurred significant expenditures in the ordinary course of business to maintain the properties in which we have an interest. However, particularly since 2008, as leases have expired, our property owner subsidiaries have incurred costs in extending the existing tenant leases, re-tenanting the properties with a single-tenant, or converting the property to multi-tenant use. The amounts of these expenditures can vary significantly depending on tenant negotiations, market conditions and rental rates.

Single-Tenant Properties. We do not anticipate significant capital expenditures at the properties in which we have an interest that are subject to net leases since the tenants at these properties generally bear all or substantially all of the cost of property operations, maintenance and repairs. However, at certain properties subject to net leases, our property owner subsidiaries are responsible for replacement and/or repair of certain capital items. At certain single-tenant properties that are not subject to a net lease, our property owner subsidiaries have a level of property operating expense responsibility.

Multi-Tenant Properties. Primarily as a result of non-renewals at single-tenant net-lease properties, we have interests in multi-tenant properties in our consolidated portfolio. While tenants are generally responsible for increases over base year expenses, our property owner subsidiaries are responsible for the base-year expenses and capital expenditures at these properties.

Vacant Properties. To the extent there is a vacancy in a property, our property owner subsidiary would be obligated for all operating expenses, including real estate taxes and insurance. If a property is vacant for an extended period of time, our property owner subsidiary may incur substantial capital expenditure costs to re-tenant the property.

Property Expansions. Under certain leases, tenants have the right to expand the facility located on a property in which we have an interest. In the past our property owner subsidiary has generally funded, and in the future our property owner subsidiary intends to generally fund, these property expansions with additional secured borrowings, the repayment of which was, and will be, funded out of rental increases under the leases covering the expanded properties.

Ground Leases. The tenants of properties in which we have an interest generally pay the rental obligations on ground leases either directly to the fee holder or to our property owner subsidiary as increased rent. However, our property owner subsidiaries are responsible for these payments under certain leases and at vacant properties.

Environmental Matters. Based upon management's ongoing review of the properties in which we have an interest, management is not aware of any environmental condition with respect to any of these properties, which would be reasonably likely to have a material adverse effect on us. There can be no assurance, however, that (1) the discovery of environmental conditions, which were previously unknown, (2) changes in law, (3) the conduct of tenants or (4) activities relating to properties in the vicinity of the properties in which we have an interest, will not expose us to material liability in the future. Changes in laws increasing the potential liability for environmental conditions existing on properties or increasing the restrictions on discharges or other conditions may result in significant unanticipated expenditures or may otherwise adversely affect the operations of the tenants of properties in which we have an interest.

Results of Operations

Year ended December 31, 2011 compared with December 31, 2010. The increase in total gross revenues in 2011 of $8.8 million is attributable to a $7.0 million increase in rental revenue and a $0.9 million increase in tenant reimbursements due to an increase in acquisitions and leasing activity and an increase of $0.9 million in advisory and incentive fees relating to third-party managed account return hurdles being met.

The decrease in interest and amortization expense of $10.1 million is primarily due to a decrease in indebtedness.

The decrease in property operating expenses of $1.0 million is primarily due to lower expenses at some of our multi-tenanted properties and certain tenants taking direct responsibility for payment of operating costs.

Depreciation and amortization increased $7.3 million primarily due to the acquisition of real estate properties and the acceleration of amortization on certain lease intangible assets due to tenant lease terminations.

Non-operating income increased $1.2 million primarily due to interest earned on investments made during 2011 and 2010.

The change in value of our forward equity commitment of $6.9 million was primarily due to the period change in the per share price of our common shares.

The increase in impairment charges and loan losses was $34.4 million. In 2011, we recognized $41.3 million of impairment charges on non-core properties, including certain retail, underperforming and multi-tenant properties. We explored the possible disposition of these properties and determined that the estimated undiscounted future cash flows were below the properties carrying value. During 2010, we recognized a loan loss of $3.8 million on a loan receivable as the tenant supporting the collateral declared bankruptcy and announced liquidation proceedings. In addition, we recognized a $3.0 million impairment charge in 2010 on a property due to operational considerations with respect to the property and a $0.1 million other-than-temporary impairment on a bond investment.

The change in the benefit (provision) for income taxes of $2.4 million was primarily the result of the write-off of a deferred tax liability relating to the transfer of certain assets from our wholly-owned taxable REIT subsidiary to the REIT itself in 2011.

The increase in equity in earnings (losses) of non-consolidated entities of $8.6 million is primarily due to $2.2 million earned from our investment in LW Sofi LLC, $1.3 million earned on a new non-consolidated entity, Pemlex LLC, prior to consolidation and cash distributions of $4.0 million received from our investments in Concord related entities.

Discontinued operations represents properties sold or held for sale. The total loss from discontinued operations increased $36.0 million due to a decrease in gains on sale of properties of $8.1 million, an increase in debt satisfaction charges, net of $3.5 million and an increase in impairment charges of $26.1 million, offset by an increase in income from discontinued operations of $1.7 million.

Net loss attributable to noncontrolling interests increased $5.7 million primarily due to an increase in impairment charges incurred on noncontrolling interest properties.

Net loss attributable to common shareholders increased $45.6 million primarily due to the items discussed above.

The increase in net income or decrease in net loss in future periods will be closely tied to the level of acquisitions made by us. Without acquisitions, the sources of growth in net income are limited to index adjusted rents (such as the consumer price index), reduced interest expense on amortizing mortgages and variable rate indebtedness and by controlling other variable overhead costs. However, there are many factors beyond management's control that could offset these items including, without limitation, increased interest rates and tenant monetary defaults and the other risks described in this Annual Report.

Year ended December 31, 2010 compared with December 31, 2009. Of the decrease in total gross revenues in 2010 of $13.1 million, $9.0 million is attributable to a decrease in rental revenue and a $3.4 million decrease in tenant reimbursements due to an increase in vacancy in certain properties during the year ended December 31, 2010 and a decrease in advisory and incentive fees of $0.7 million.

The decrease in interest and amortization expense of $3.6 million is due to the decrease in indebtedness.

The decrease in property operating expense of $2.6 million is primarily due to a decrease in the operating expenses at certain multi-tenant properties which had an increase in vacancy resulting in lower costs, and certain tenants taking direct responsibility for payments of operating costs in which our property owner subsidiaries have an interest.

The decrease in general and administrative expenses of $0.9 million is due primarily to a reduction in professional and service fees, reduced spending on technology and reduced corporate depreciation, offset by higher personnel costs primarily due to accelerated amortization of common share option costs.

Non-operating income increased $6.4 million which is primarily due to investments made in 2010.

Debt satisfaction gains, net decreased $16.8 million due to the volume, timing and pricing of the repurchase of our 5.45% Exchangeable Guaranteed Notes.

The increase in the change in value of our forward equity commitment of $1.7 million was primarily due to the period change in the per share price of our common shares.

The increase in impairment charges and loan losses of $5.3 million is primarily due to an increase of $2.3 million in loan losses recognized by lender subsidiaries and a $3.0 million impairment charge on a retail property.

The increase in income of non-consolidated entities of $144.9 million is primarily due to impairment losses recognized on our investment in Lex-Win Concord in 2009.

Discontinued operations represents properties sold or held for sale. The total discontinued operations loss decreased $49.2 million primarily due to a decrease in impairment charges of $49.5 million, an increase in gains on sales of properties of $5.5 million and an increase in the income from discontinued operations of $2.6 million, offset by a decrease in debt satisfaction gains, net of $8.5 million.

Net loss attributable to noncontrolling interests increased $3.3 million primarily due to an increase in impairment charges incurred on noncontrolling interest properties.

Net loss attributable to common shareholders decreased $184.8 million primarily due to the items discussed above and an increase in preferred dividends of $7.0 million primarily due to the conversion of certain of our Series C Preferred Shares in 2009.

Off-Balance Sheet Arrangements

General. As of December 31, 2011, we had investments in various real estate entities with varying structures. The real estate investments owned by these entities are generally financed with non-recourse debt. Non-recourse debt is generally defined as debt whereby the lenders' sole recourse with respect to borrower defaults is limited to the value of the assets collateralized by the debt. The lender generally does not have recourse against any other assets owned by the borrower or any of the members or partners of the borrower, except for certain specified exceptions listed in the particular loan documents. These exceptions generally relate to "bad boy" acts, including breaches of material representations.

Net Lease Strategic Assets Fund L.P. NLS is a co-investment program with Inland NLS. NLS was established to acquire single-tenant net-lease specialty real estate in the United States. Other than the acquisition of the initial 43 properties and a 40% tenant-in-common interest in a property from us in 2007 and 2008, NLS has not acquired any additional properties.

The partners in NLS are currently entitled to a return on/of each of their respective capital contributions from operations as follows: (1) Inland NLS, 9% on its common equity ($220.6 million in common equity), (2) us, 10.5% return on our unpaid preferred equity allocated to properties that were previously sold or refinanced ($115.6 million in unpaid preferred equity) and 6.5% on our remaining preferred equity ($46.8 million in preferred equity), (3) us, 9% on our common equity ($38.9 million in common equity), (4) return of our preferred equity ($162.4 million in preferred equity), (5) return of Inland NLS common equity ($220.6 million in common equity), (6) return of our common equity ($38.9 million in common equity) and (7) any remaining cash flow is allocated 65% to Inland NLS and 35% to us as long as we are the general partners; if not, allocations are 85% to Inland NLS and 15% to us.

In addition, the partners in NLS are currently entitled to a return on/of each of their respective capital contributions from capital events as follows: (1) return of our unpaid preferred equity allocated to properties that were previously sold or refinanced, (2) Inland NLS, to the extent of any unpaid 9% return on its common equity, (3) us, to the extent of any unpaid 10.5% and 6.5% return on our remaining preferred equity, as applicable, (4) return of our preferred equity allocation with respect to the asset(s) involved in the capital event, (5) us, to the extent of any unpaid 9% return on our common equity, (6) return of Inland NLS common equity, (7) return of our remaining preferred equity, (8) return of our common equity and (9) any remaining amount is allocated 65% to Inland NLS and 35% to us as long as we are the general partner; if not, allocations are 85% to Inland NLS and 15% to us.

The NLS partnership agreement provides that (1) either limited partner can exercise the buy/sell right or the right of first offer after February 20, 2012 and (2) upon one limited partner's exercise of either right, the responding partner may not again trigger the buy/sell or the right of first offer until the termination of all procedures and timeframes pursuant to the exercising partner's chosen right.

On February 20, 2012 and February 21, 2012, we delivered notices to Inland NLS exercising the buy/sell right and specifying a price of $213.0 million, at which we would purchase the assets of NLS, pursuant to a purchase and sale agreement included with the notice providing for a sale of Inland NLS's interest in NLS to us. The specified price would be distributed in accordance with the capital events distribution priority set forth in the paragraph describing distributions upon capital events above. Inland NLS must then elect to either sell its interest in NLS to us or buy our interest in NLS.

On February 21, 2012, Inland NLS delivered a notice to us exercising the right of first offer, which offered to sell 41 of the 43 properties in which NLS has an interest for a price of $548.7 million, including the assumption of any related debt, with closing to occur prior to August 21, 2012 and on other specified terms. If we do not elect to purchase the offered properties, Inland NLS has six months from the exercise notice to sell the properties to a bona fide third party. Upon the sale, the specified price would be distributed in accordance with the capital events distribution priority set forth in the paragraph describing distributions upon capital events above.

Under both the buy/sell right and the right of first offer, the responding partner has 45 days to respond.

LRA entered into a management agreement with NLS whereby LRA performs asset management services and receives (1) a management fee of 0.375% of the equity capital, as defined, (2) a property management fee of up to 3.0% of actual gross revenues from certain assets for which the landlord is obligated to provide property management services (contingent upon the recoverability of such fees from the tenant under the applicable lease), and (3) an acquisition fee of 0.5% of the gross purchase price of each acquired asset by NLS.

Concord Debt Holdings LLC and CDH CDO LLC. Concord and CDH CDO are two co-investment programs with Inland Concord and Winthrop, to acquire and originate loans secured, directly and indirectly, by real estate assets.

Concord initially sought to produce a stable income stream from its investments in loan assets and loan securities by managing credit risk and interest rate risk. However, the disruption in the capital and credit markets increased margin calls on Concord's repurchase agreements. Furthermore, the ability to issue CDOs and the availability of new financing has effectively been eliminated, making the execution of Concord's strategy unfeasible at this time.

Concord began experiencing declines in the fair value of its loan securities in the fourth quarter of 2007 consistent with liquidity concerns impacting the commercial bond and real estate markets and the overall economy. As a result Concord has recorded significant other-than-temporary impairment charges.

Primarily due to (1) the continued deterioration in the value of Concord's loan and bond portfolio, (2) a margin call received by Concord and potential additional margin calls, (3) the preferred member's failure to fund a requested Concord capital call, (4) an increase in Concord borrower defaults, (5) Concord's debt covenant violations and (6) the distressed sale of assets and potential sale of assets at distressed levels to satisfy margin calls and amendments to lender agreements, we determined during the first half of 2009 that our investment in Concord had suffered a significant decrease in value and that ultimately our investment should be valued at zero. As a result, we recorded an aggregate of $68.2 million in other-than-temporary impairment charges during 2009. We have made no additional contributions and we recognize future income from Concord and CDH CDO on the cash basis. Our investment in these ventures is valued at zero. We are only obligated to fund capital calls for new investments to the extent of management fees we receive from Concord and CDH CDO.

Contractual Obligations

The following summarizes our principal contractual obligations as of December 31, 2011 ($000's):

	2012	2013	2014	2015	2016	2017 and Thereafter	Total
Notes payable[1]	$238,500	$320,873	$252,699	$283,767	$131,406	$446,225	$1,673,470
Interest payable - fixed rate	89,260	72,461	61,293	42,264	32,264	28,838	326,380
Operating lease obligations[2]	3,573	3,662	3,183	2,982	1,501	13,130	28,031
	$331,333	$396,996	$317,175	$329,013	$165,171	$488,193	$2,027,881

1. Includes balloon payments. Amounts shown exclude debt discounts of $48 (2012), $1,196 (2013) and $9,851 (thereafter) and exclude $5.7 million in outstanding letters of credit.
2. Includes ground lease payments and office rents. Amounts disclosed do not include rents that adjust to fair market value. In addition certain ground lease payments due under bond leases allow for a right of offset between the lease obligation and the debt service and accordingly are not included.

In addition, we guarantee certain tenant improvement allowances and lease commissions on behalf of certain property owner subsidiaries when required by the related tenant or lender.